Exhibit 10.16

UNITED STATES OF AMERICA Before the
SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934
Release No. 78017 / June 8, 2016

ACCOUNTING AND AUDITING ENFORCEMENT Release No. 3782 / June 8, 2016

ADMINISTRATIVE PROCEEDING File No. 3-17278

ORDER INSTITUTING ADMINISTRATIVE
In the Matter of	AND CEASE-AND-DESIST PROCEEDINGS,
PURSUANT TO SECTIONS 4C AND 21C OF
IEC ELECTRONICS CORP.,	THE SECURITIES EXCHANGE ACT OF
RONALD J. YEARS, CPA,	1934, AND RULE 102(e) OF THE
and DONALD S. DOODY,\	COMMISSION’S RULES OF PRACTICE,
MAKING FINDINGS, AND IMPOSING
Respondents.	REMEDIAL SANCTIONS AND A CEASE-
AND-DESIST ORDER

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease- and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”) against IEC Electronics Corp., Ronald J. Years, CPA, and Donald S. Doody (collectively, “Respondents”).

Exhibit 10.16

Additionally, the Commission deems it appropriate that administrative proceedings be, and hereby are, instituted pursuant to Section 4C of the Exchange Act1 and Rule 102(e)(1)(iii) of the Commission’s Rules of Practice2 against Years.

II.

In anticipation of the institution of these proceedings, Respondents have submitted Offers of Settlement (the “Offers”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over them and the subject matter of these proceedings, which are admitted, and except as provided herein in Section V, Respondents consent to the entry of this Order Instituting Administrative and Cease-and-Desist Proceedings Pursuant to Sections 4C and 21C of the Securities Exchange Act of 1934, and Rule 102(e) of the
Commission’s Rules of Practice, Making Findings, and Imposing Remedial Sanctions and a Cease- and-Desist Order (“Order”), as set forth below.

III.

On the basis of this Order and Respondents’ Offers, the Commission finds that:

Summary

IEC Electronics Corp. (“IEC”) filed false financial statements for Q3 2012, FYE 2012, and Q1 2013 as a result of misconduct that occurred at IEC’s now-former subsidiary, Southern California Braiding, Inc. (“SCB”). Former SCB controller, Ronald Years, and former IEC executive vice president of operations, Donald Doody, engaged in misconduct relating to SCB’s work-in-process inventory (“WIP”). Years made false accounting entries into a WIP spreadsheet that Years prepared, and these entries were based in part on amounts provided by Doody to Years that were false. Years and Doody also kept material in WIP that had already been used and added inventory to WIP that was missing. Years and Doody engaged in this misconduct to meet SCB’s

1 Section 4C provides, in relevant part, that:

The Commission may censure any person, or deny, temporarily or permanently, to any person the privilege of appearing or practicing before the Commission in any way, if that person is found . . . to have willfully violated, or willfully aided and abetted the violation of, any provision of the securities laws or the rules and regulations thereunder.

2 Rule 102(e)(1)(iii) provides, in pertinent part, that:

The Commission may . . . deny, temporarily or permanently, the privilege of appearing or practicing before it . . . to any person who is found . . . to have willfully violated, or willfully aided and abetted the violation of any provision of the Federal securities laws or the rules and regulations thereunder.

budgeted gross profit margins (“GPMs”). In addition, Years failed to consider the percentage completion of WIP and consequently capitalized too many weeks of labor and overhead costs to WIP. As a result of Years’ and Doody’s misconduct, IEC materially understated cost of goods sold, and materially overstated gross profit and net income before taxes in its financial statements for Q3 2012 and FYE 2012, and, in the case of Years, Q1 2013. In Q2 2013, IEC’s then-CFO discovered potential issues with respect to SCB’s WIP, and after IEC determined that the prior accounting was incorrect, it announced the need for a restatement in May 2013 and filed the restatement in July 2013.

Respondents

1. IEC Electronics Corp., (“IEC”) is a Delaware corporation headquartered in Newark, New York. IEC manufactures, among other things, circuit cards, cable and wire harnesses, and sheet metal components that can withstand harsh environments, such as extreme hot and cold temperatures. IEC services the medical, aerospace, defense, industrial, and transportation industries. In February 2015, IEC’s board of directors was replaced with a new board as a result of a proxy contest. The new board terminated the CEO, and elected a new CEO. IEC’s common stock is registered with the Commission pursuant to Exchange Act Section 12(b) and is listed on NYSE MKT under ticker symbol IEC.

2. Ronald J. Years, (“Years”) age 52, of La Habra, California, worked for IEC from
April 2008 through February 2013. Years was SCB’s controller from May 2011 through February
2013. Years has been a licensed CPA in Massachusetts since August 2012.

3. Donald S. Doody, (“Doody”) age 49, of Mukilteo, Washington, is the former executive vice president of operations for IEC. Doody worked in operations for IEC from 2004 through January 2014.

Other Relevant Entity

4. Southern California Braiding, Inc., is a Delaware corporation headquartered in Bell Gardens, California. SCB was an IEC subsidiary from December 2010 to July 2015. IEC sold SCB in July 2015 to a privately held company. SCB has never been registered with the Commission in any capacity.

Facts

A. Background

5. IEC acquired SCB in December 2010. In May 2011, Years became SCB’s controller. Years reported to IEC’s then-CFO. In the summer of 2011, IEC’s then-CEO asked Doody to become involved in SCB’s operations because SCB was not performing financially as IEC’s CEO had expected. Doody reported directly to IEC’s CEO.

6. SCB mainly manufactured custom cables and wire harnesses for the aerospace and defense industries. It took SCB on average about six weeks to assemble/manufacture a product for a customer. SCB’s inventory mainly consisted of raw material and WIP. WIP consists of the material in production, the labor used to produce the product, and a portion of the factory overhead. SCB held few finished goods because when a product was complete, it was shipped to the customer.

7. Prior to IEC acquiring SCB, SCB was a privately held company that operated on a cash basis and lacked an adequate system of internal accounting controls. Years worked on implementing internal accounting controls over SCB’s inventory. Years, however, failed to implement an adequate system of internal accounting controls for WIP. Specifically, Years did not consider the percentage completion of WIP when he calculated how much labor and overhead should be capitalized to WIP at the end of each quarter. By not considering the percentage completion of WIP, Years capitalized too much labor and overhead to WIP and inappropriately inflated WIP. This resulted in the overstatement of labor and overhead in WIP and an understatement of cost of goods sold (“COGS”) and an overstatement of gross profit and net income before taxes for Q1 2012 through Q1 2013.3 IEC’s and SCB’s fiscal year is from October 1 through September 30.

8. In addition, at the end of Q3 2012, both Years and Doody started inappropriately inflating WIP. At the end of Q3 2012 and Q4 2012, Years made false accounting entries that capitalized additional amounts of labor and overhead to WIP, and these entries were based in part on amounts provided by Doody to Years that were false. At the end of Q4 2012, Years and Doody also kept material in WIP that had already been used and added inventory to WIP that was missing. Years and Doody engaged in this misconduct to meet SCB’s budgeted GPMs.

9. As a result of their misconduct, Years and Doody overstated WIP and materially understated COGS and materially overstated gross profit and net income before taxes for Q3
2012 and FYE 2012, and, in the case of Years, Q1 2013. Thus, IEC filed a materially false Form
10-Q for Q3 2012, Form 10-K for FY 2012, and Form 10-Q for Q1 2013. IEC also filed multiple materially false Forms 8-K, and IEC’s earnings calls for Q3 2012 through Q1 2013 contained materially false information about IEC’s financial results.

3 When WIP is overstated on the balance sheet, COGS is understated by the same amount on the income statement. When COGS is understated, then gross profit and net income are overstated on the income statement.

B. Years an d Doody I n f lated S CB’s WIP

i. Failure to Consider Percentage Completion of WIP

10. Years failed to develop a methodology that accurately reflected the value of SCB’s WIP because he failed to consider the percentage completion of WIP. In addition, Years did not do any testing on WIP to determine the percentage completion. Thus, Years failed to implement adequate internal accounting controls over WIP, and, and as a result, Years inflated WIP from Q1 2012 through Q1 2013. In addition, there was lack of adequate internal accounting controls over the review of Years’ work. The IEC accounting personnel who reviewed Years’ WIP spreadsheet each month failed to see that Years was not considering the percentage completion of WIP. As a result of the lack of internal accounting controls over WIP, IEC had a material weakness in internal control over financial reporting related to WIP. IEC stated in its amended Form 10-K for FYE 2012 that it had this material weakness, and it stated in its Form 10-Q for Q3 2014 that this material weakness had been remediated.

11. SCB’s inventory mainly consisted of raw materials and WIP (SCB held few finished goods because generally when a product was complete, it was shipped to the customer). SCB’s WIP consisted of material, labor, and overhead. Although there was a system to track material, SCB never developed a system to track the actual amount of labor and overhead applied to each job in WIP. As a result, Years had to determine the appropriate amount of labor and overhead to capitalize to WIP each quarter. From Q2 2011 through Q4 2011, Years capitalized four weeks of labor and overhead to WIP each quarter. Starting in Q1 2012, Years developed a methodology to calculate labor and overhead capitalized to WIP. Years’ methodology was captured in a WIP spreadsheet. Years used this spreadsheet to calculate labor and overhead to be capitalized to WIP on a monthly basis. Years’ methodology, however, failed to consider the percentage completion of WIP. From Q1 2012 through Q4 2012, because Years failed to consider the percentage completion of WIP, Years gradually increased the number of weeks that he capitalized labor and overhead to WIP from five weeks to eleven weeks. By the end of Q1 2013, Years was capitalizing thirteen weeks of labor and overhead to WIP.

12. In each quarter of FY 2012 and Q1 2013, it took SCB on average about six weeks to assemble/manufacture a product, and on average a product in WIP was about 25% complete at each quarter-end. This meant that on average only one and a half weeks (six weeks multiplied by 25%) of labor and overhead should have been capitalized to WIP at each quarter-end versus the five to thirteen weeks that Years was capitalizing to WIP from Q1 2012 through Q1 2013. Because Years inappropriately capitalized too many weeks of labor and overhead to WIP, WIP was overstated during FY 2012 and for Q1 2013.

13. By at least October 2012, prior to SCB filing its FYE 2012 Form 10-K in November 2012, Years knew, or was reckless in not knowing, that he was capitalizing too many weeks of labor and overhead to WIP for Q4 2012.

ii. False Accounting Entries to WIP in Q3 2012 and Q4 2012

14. At quarter-ends Q3 2012 and Q4 2012, WIP was inappropriately inflated through false accounting entries that capitalized additional amounts of labor and overhead to WIP. Years made these false accounting entries into his WIP spreadsheet by hard coding, i.e. forcing, these amounts into the spreadsheet without any supporting formulas, and these entries were based in part on amounts provided by Doody to Years that were false. Years and Doody engaged in this misconduct to meet SCB’s budgeted GPMs for Q3 2012 and FYE 2012. At the end of Q3 2012, the accounting entry capitalized an additional $104,000 of labor and $265,000 of overhead to WIP that should not have been capitalized. At the end of Q4 2012, the accounting entry capitalized an additional $124,000 of labor and $346,000 of overhead to WIP that should not have been capitalized. As a result of these entries, inventory was overstated on IEC’s balance sheet, COGS was understated on IEC’s income statement, and gross profit and net income before taxes were overstated on IEC’s income statement for Q3 2012 and FYE 2012.

15. As part of IEC’s FYE 2012 audit, IEC’s auditors asked Years about the $124,000 of labor and the $346,000 of overhead added to WIP for Q4 2012. Years emailed Doody and told him that the auditors were asking about the $124,000 of labor and the $346,000 of overhead that “doesn’t have backup.” Years attached to his email a spreadsheet that he created as support for the false accounting entry. He asked Doody if Doody had additional information that Years could use to support a percentage number in his spreadsheet. Years also said, “Going forward we all realize we have to do something with this and the other material in WIP. I will come up with a way to make it less visible in the future, but I have to get past this for now. Thanks for the input. Last thing I have to do… I hope.” Doody responded to Years by telling him where he could find additional information for the percentage number. Years gathered this additional information and sent it and the spreadsheet to the auditors as support for the false accounting entry.

iii. Keeping Material in WIP That Already Had Been Used

16. In Q4 2012, Years and Doody inappropriately inflated WIP on SCB’s balance sheet by keeping material in WIP that already had been used for a SCB customer on two job orders. Years kept this material in WIP by not recognizing enough COGS material related to these two job orders on SCB’s income statement during FY 2012 and Q1 2013. As a result of keeping this material in WIP, inventory was overstated on IEC’s balance sheet, COGS was understated on IEC’s income statement, and gross profit and net income before taxes were overstated on IEC’s income statement during FY 2012 and Q1 2013.

17. By late August 2012, following a physical inventory count, Years knew, or was reckless in not knowing, that at least $312,724 of material related to these two job orders for this customer had already been used and no longer existed in inventory. Years told Doody that this $312,724 of material was missing from inventory. Doody believed that Years was going to write- off this missing material from SCB’s balance sheet. Years, however, did not write-off this material, and by the end of Q4 2012, the balance grew to $395,138. In mid and late October 2012, prior to IEC filing its Form 10-K for FYE 2012, Years sent Doody emails reminding Doody that this inventory was still in WIP at the end of Q4 2012 and “shouldn’t be there.”

18. As part of IEC’s FYE 2012 audit, IEC’s auditors asked Years about this $395,138 of material in WIP. Years did not tell the auditors that the $395,138 of material had already been used on jobs shipped to a customer and that this material no longer existed in inventory. Instead, Years, among other things, falsely told the auditors that SCB had not yet shipped these job orders to the customer. Years had emailed Doody and told Doody that the auditors had asked about the
$395,138 of material still in WIP, and Years also told Doody what he planned to tell the auditors. Even though Doody knew, or was reckless in not knowing, that this material was missing from inventory and had not been written-off, Doody did not respond to Years and failed to take corrective action.

19. By the end of Q1 2013, the balance of this material grew to $422,132 because no
COGS for this material had been recognized by Years.

iv. Adding Missing Finished Goods Inventory to WIP

20. Lastly, in Q4 2012, Years and Doody inflated WIP by adding $116,227 of missing finished goods inventory (acquired during IEC’s acquisition of SCB) to WIP. As a result of adding this missing finished goods inventory to WIP, inventory was overstated on IEC’s balance sheet, COGS was understated on IEC’s income statement, and gross profit and net income before taxes were overstated on IEC’s income statement at FYE 2012.

21. By late August 2012, following a physical inventory count, Years and Doody knew, or were reckless in not knowing, that this finished goods inventory was missing. In the beginning of October 2012, Years emailed Doody seeking direction on what Years should do with the $116,227 of missing finished goods, writing, “Should go to [Cost of Goods Sold], or can go to WIP…” Doody responded, “…my sense is WIP for now…” Years then moved the inventory from finished goods inventory to WIP in the general ledger. In mid and late October 2012, prior to IEC filing its Form 10-K for FYE 2012, Years sent Doody emails reminding Doody that this missing finished goods inventory (as well as the $395,128 of already used inventory) was still in WIP at the end of Q4 2012 and “shouldn’t be there.”

22. Years sent the auditors a spreadsheet that showed that Years was writing-off the
$116,227 of finished goods inventory. Years, however, did not write-off the $116,227 and instead moved the $116,227 into WIP. Years emailed Doody, informing him that the auditors had asked about the $395,138 of missing customer material (discussed above), and added that “[The auditors] haven’t seen the $116k of [finished goods] transferred into WIP.” Doody did not respond to Years and failed to take corrective action.

C. IEC Restated its FY 2012 and Q1 2013 Financial Statements

23. IEC restated its Q1 through Q3 2012, FYE 2012, and Q1 2013 financial statements because SCB overstated WIP, gross profit, and net income, and understated COGS.
In May 2013, IEC filed a Form 8-K that announced the restatement of its financials and provided the restated net income amounts for Q1 through Q3 2012, FYE 2012, and Q1 2013. In July
2013, IEC filed an amended Form 10-K for FYE 2012 and a Form 10-Q for Q1 2013. IEC

included its Q1 2012 through Q3 2012 restated financial statements in its amended Form 10-K for FYE 2012.

24. The table below summarizes the impact of the misstatement on IEC’s net income before taxes from Q1 2012 through Q1 2013.4 The overstatement of SCB’s WIP was material to IEC’s net income before taxes for Q3 2012, FYE 2012, and Q1 2013.

Period End	Net Income Before Taxes – Originally Reported	Net Income Before Taxes – Restated5	$ Difference	% Difference of Restated
Q1 2012	$1,503,157	$1,460,017	$43,140	(3)%
Q2 2012	$4,136,520	$3,962,678	$173,842	(4)%
Q3 2012	$3,452,045	$2,888,635	$563,410	(20)%
Q4 2012	$2,921,742	$2,180,500	$741,242	(34)%
FYE 2012	$12,013,436	$10,491,801	$1,521,635	(15)%
Q1 2013	$378,990	($160,070)	$539,060	Profit to loss
FYE 2012 + Q1 2013			$2,060,695

25. IEC’s FYE 2012 net income before taxes was overstated by $1,521,635, of which
$924,991, 6 or 61%, was the result of both Years and Doody inappropriately inflating WIP in
Q3 2012 and Q4 2012. The remainder of IEC’s overstated income in FYE 2012 was mainly from Years failing to consider the percentage completion of WIP and thus, capitalizing too many weeks of labor and overhead to WIP from Q1 2012 through Q4 2012.

26. IEC’s Q1 2013 net income before taxes was overstated by $539,060, the majority of which was from Years failing to consider the percentage completion of WIP. The $539,060 overstatement in Q1 2013 took IEC’s net income before taxes from a profit to a loss for that quarter.

4 The restated net income before taxes amounts in this table for Q1 2012, Q4 2012, and FYE 2012 are different than the restated amounts reported by IEC for two reasons. First, for FY 2011, WIP was overstated by $245,328. Because this amount was not material to IEC’s FY 2011 financial statements, IEC included this overstatement in its Q1 2012 restated net income before taxes; this $245,328 overstatement is not included in the table above because the amount related to FY 2011. Second, during the restatement process, IEC did not discover the $116,227 of missing finished goods inventory that Years and Doody moved to WIP. As a result, IEC did not deduct the $116,227 from IEC’s Q4 2012 restated net income before taxes.

5 For Q1 2012 through Q1 2013, the restated figures also include small amounts of additional material that IEC wrote-off from WIP and deducted from net income before taxes. For FYE 2012 and Q1 2013, IEC wrote-off additional material of $70,408 and $74,068, respectively.

6 The total $924,991 is arrived at by adding the Q4 2012 false accounting entry of $124,000 of labor and
$346,000 of overhead, plus the $395,138 of material that had already been shipped and no longer existed in WIP but was still held in WIP (less an inventory reserve of $56,374), plus the $116,227 of missing finished goods inventory that was moved to WIP.

27. As a result, IEC filed a materially false Form 10-Q for Q3 2012, Form 10-K for FY 2012, and Form 10-Q for Q1 2013. IEC also filed multiple false Forms 8-K for Q3 2012 through Q1 2013.7 In addition, IEC’s earnings calls for Q3 2012, Q4 2012 / FYE 2012, and Q1
2013 contained false information about IEC’s financial results, including its net income.

D. Later Developments at IEC

28. Both Years and Doody no longer work for IEC. Years left IEC in February 2013, and Doody voluntarily left in January 2014. IEC is also under new management, including a new CEO and new Board of Directors, as a result of activist shareholders waging a proxy battle in early
2015. In addition, IEC no longer owns SCB; IEC sold SCB in July 2015 to a privately held company.

Violations

29. As a result of the conduct described above, IEC and Doody violated, and Years willfully violated, Section 10(b) of the Exchange Act and Rules 10b-5(a) and (c) thereunder, and IEC violated, Years willfully aided and abetted and caused IEC’s violations of, and Doody caused IEC’s violations of, Section 10(b) of the Exchange Act and Rule 10b-5(b) thereunder, which prohibit fraudulent conduct in connection with the purchase or sale of securities.

30. As a result of the conduct described above, IEC violated, Years willfully aided and abetted and caused IEC’s violations of, and Doody caused IEC’s violations of, Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-11, and 13a-13 thereunder, which requires an issuer to file with the Commission accurate annual, current, and quarterly reports.

31. As a result of the conduct described above, IEC violated, Years willfully aided and abetted and caused IEC’s violations of, and Doody caused IEC’s violations of, Section 13(b)(2)(A) of the Exchange Act, which requires an issuer to make and keep books, records, and accounts, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer.

32. As a result of the conduct described above, IEC violated, and Years willfully aided and abetted and caused IEC’s violations of, Section 13(b)(2)(B), which requires an issuer to devise and maintain an adequate system of internal accounting controls.

33. As a result of the conduct described above, Years willfully violated, and Doody violated, Section 13(b)(5) of the Exchange Act, which prohibits any person from knowingly circumventing or knowingly failing to implement a system of internal accounting controls or knowingly falsifying any book, record, or account of an issuer.

7 Form 8-K, Q3 2012 Earnings Release 7/31/12; Form 8-K, Q4 2012 / FYE 2012 Earnings Release
11/20/12; Form 8-K, Presentation - Noble Financial Conference 1/22/13; Form 8-K, Presentation - Annual
IEC Shareholders Meeting 1/30/13; Form 8-K, Q1 2013 Earnings Release 2/5/13.

34. As a result of the conduct described above, Years willfully violated, and Doody violated, Rule 13b2-1 of the Exchange Act, which prohibits any person from, directly or indirectly, falsifying or causing to be falsified, any book, record, or account that the Exchange Act requires an issuer to maintain.

35. As a result of the conduct described above, Years willfully violated, and Doody violated, Rule 13b2-2 of the Exchange Act, which prohibits a director or officer of an issuer, or any other person acting under the direction thereof, directly or indirectly, from making or causing to be made, a materially false or misleading statement or omission to an accountant in connection with a required audit or the preparation or filing of a required document or report.

IV.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondents’ Offers.

Accordingly, it is hereby ORDERED that:

A. Pursuant to Section 21C of the Exchange Act, IEC cease and desist from committing or causing any violations and any future violations of Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-11, and 13a-13 thereunder.

B. Pursuant to Section 21C of the Exchange Act, Years cease and desist from committing or causing any violations and any future violations of Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B), 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-11, 13a-13, 13b2-1, and 13b2-2 thereunder.

C. Pursuant to Section 21C of the Exchange Act, Doody cease and desist from committing or causing any violations and any future violations of Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-11, 13a-13, 13b2-1, and 13b2-2 thereunder.

D. Years is denied the privilege of appearing or practicing before the Commission as an accountant.

E. Doody is prohibited for a period of five (5) years from the date of the Order from acting as an officer or director of any issuer that has a class of securities registered pursuant to Section 12 of the Exchange Act, or that is required to file reports pursuant to Section 15(d) of the Exchange Act.

F. IEC shall, within 10 days of the entry of this Order, pay a civil money penalty of
$200,000 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3). If timely payment of the civil money penalty is not made, additional interest shall accrue pursuant to 31 U.S.C. § 3717.

G. Years shall pay a civil money penalty of $40,000 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3). Payment shall be made in the following installments: (1) $30,000 within 10 days of the entry of this Order; (2) $2,500 within 90 days of entry of this Order; (3) $2,500 within 180 days of entry of this Order; (4) $2,500 within 270 days of entry of this Order; and (5) $2,500 within 360 days of entry of this Order. If any payment is not made by the date the payment is required by this Order, the entire outstanding balance of the civil money penalty, plus any additional interest accrued pursuant to 31 U.S.C. § 3717, shall be due and payable immediately, without further application.

H. Doody shall pay disgorgement of $26,368, prejudgment interest of $2,836.48, and a civil money penalty of $25,000 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3). Payment shall be made in the following installments: (1) $29,204.48 within 10 days of the entry of this Order; (2) $12,500 within 90 days of entry of this Order; and (3) $12,500 within 180 days of entry of this Order. If any payment is not made by the date the payment is required by this Order, the entire outstanding balance of disgorgement, prejudgment interest, and the civil money penalty, plus any additional interest accrued pursuant to SEC Rule of Practice 600 and 31 U.S.C. § 3717, shall be due and payable immediately, without further application.

I.	All payments required by this Order must be made in one of the following ways:

(1) Respondents may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2) Respondents may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3) Respondents may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center
Accounts Receivable Branch
HQ Bldg., Room 181, AMZ-341
6500 South MacArthur Boulevard
Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Respondent as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Victoria A. Levin, Assistant Regional Director, Division of Enforcement, Securities and Exchange

Commission, Los Angeles Regional Office, 444 South Flower Street, Suite 900, Los Angeles, California 90071.

J. Amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondents agree that in any Related Investor Action, they shall not argue that they are entitled to, nor shall they benefit by, offset or reduction of any award of compensatory damages by the amount of any part of Respondents’ payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Respondents agree that they shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the Securities and Exchange Commission. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Respondents by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the
Commission in this proceeding.

V.

It is further Ordered that, solely for purposes of exceptions to discharge set forth in Section
523 of the Bankruptcy Code, 11 U.S.C. §523, the findings in this Order are true and admitted by Respondents Years and Doody, and further, any debt for disgorgement, prejudgment interest, civil penalty or other amounts due by Respondents Years and Doody under this Order or any other judgment, order, consent order, decree, or settlement agreement entered in connection with this proceeding, is a debt for the violation by Respondents Years and Doody of the federal securities laws or any regulation or order issued under such laws, as set forth in Section 523(a)(19) of the Bankruptcy Code, 11 U.S.C. §523(a)(19).

By the Commission.

Brent J. Fields
Secretary